Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Scott A. Kingsley, President and CEO
Annette L. Burns, Executive Vice President and CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6589

NBT BANCORP INC. ANNOUNCES FIRST QUARTER 2026 RESULTS

NORWICH, NY (April 23, 2026) – NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) reported net income and diluted earnings per share for the three months ended March 31, 2026.

Net income for the first quarter of 2026 was $51.1 million, or $0.98 per diluted common share, compared to $36.7 million, or $0.77 per diluted common share, for the first quarter of 2025, and $55.5 million, or $1.06 per diluted common share, for the fourth quarter of 2025. Operating diluted earnings per share(1), a non-GAAP measure, was $0.97 for the first quarter of 2026, compared to $0.80 for the first quarter of 2025 and $1.05 for the fourth quarter of 2025.

The Company completed the acquisition of Evans Bancorp, Inc. (“Evans”) on May 2, 2025, adding 200 employees and 18 banking locations in Western New York, $1.67 billion in loans and $1.86 billion in deposits. In connection with the transaction, the Company issued 5.1 million shares of common stock, with a value of $221.8 million as of the closing date. The comparison to the first quarter of 2025 is significantly impacted by the Evans acquisition.

CEO Comments

“We delivered solid first quarter results that reflect disciplined execution across our franchise and provided meaningful improvement in profitability compared to the first quarter of 2025,” said NBT President and CEO Scott Kingsley. “Earnings growth was driven by continued net interest margin expansion, higher net interest income and strong performance in our fee-based businesses. First quarter results were consistent with our seasonal expectations. Net interest margin expanded during the quarter while deposit growth across all major customer segments reflected the strength of our franchise. Retirement plan administration fees also increased, driven by productive organic growth activities, highlighting the benefits of our diversified business mix. We remain focused on disciplined balance sheet management and continued investment in our people, markets and platform to drive long-term shareholder value.”

First Quarter 2026 Financial Highlights

Net Income	■	Net income was $51.1 million and diluted earnings per share was $0.98
	■	Operating net income was $50.8 million and operating diluted earnings per share was $0.97(1)
Net Interest Income / NIM	■	Net interest income on a fully taxable equivalent (“FTE”) basis was $134.9 million(1)
	■	Net interest margin (“NIM”) on an FTE basis was 3.72%(1), an increase of 7 basis points (“bps”) from the prior quarter
	■	Earning asset yields of 5.06% were down 2 bps from the prior quarter
	■	Total cost of funds of 1.42% was down 9 bps from the prior quarter
Noninterest Income	■	Noninterest income was $49.7 million, or 27% of total revenues, excluding net securities gains (losses)
Loans and Credit Quality	■	Period end loans were $11.55 billion
	■	Net charge-offs to average loans was 0.17% annualized
	■	Nonperforming loans to total loans was 0.53%
	■	Allowance for loan losses to total loans was 1.20%
	■	Provision for loan losses was $5.6 million
Deposits	■	Period end deposits were $13.74 billion
	■	Total cost of deposits was 1.34% for the first quarter of 2026, down 10 bps from the fourth quarter of 2025
Capital	■	Stockholders’ equity was $1.91 billion as of March 31, 2026
	■	Tangible book value per share(2) was $27.05 at March 31, 2026 an increase of 51 bps from December 31, 2025
	■	Tangible equity to assets of 8.96%(1)
	■	CET1 ratio of 12.34%; Leverage ratio of 9.70%

Loans

■	Period end total loans were $11.55 billion at March 31, 2026, compared to $9.98 billion at March 31, 2025.
■
Period end total loans decreased $50.9 million from December 31, 2025 which included a $25.9 million decrease in the other consumer and residential solar portfolios, which are in a planned run-off status. During the first quarter of 2026, we continued to experience elevated levels of commercial payoffs similar to the prior two quarters.

Deposits

■
Total deposits at March 31, 2026 were $13.74 billion, compared to $13.50 billion at December 31, 2025 and $11.71 billion at March 31, 2025, with all business lines experiencing growth during the quarter.

■	The loan to deposit ratio was 84.0% at March 31, 2026, compared to 85.9% at December 31, 2025 and 85.2% at March 31, 2025.

Net Interest Income and Net Interest Margin

■
Net interest income for the first quarter of 2026 was $134.3 million, a decrease of $1.1 million, or 0.8%, from the fourth quarter of 2025 and an increase of $27.1 million, or 25.3%, from the first quarter of 2025. The decrease in net interest income from the fourth quarter of 2025 was driven by two fewer days in the first quarter of 2026 and lower earning asset yields partially offset by a decrease in funding costs. The increase in net interest income from the first quarter of 2025 resulted primarily from the improvement in net interest margin, the Evans acquisition and organic growth in interest-earning assets.

■
The NIM on an FTE basis for the first quarter of 2026 was 3.72%, an increase of 7 bps from the fourth quarter of 2025, as a 9 bp decrease in the cost of funds more than offset a 2 bp decline in earning asset yields. The NIM on an FTE basis increased 28 bps from the first quarter of 2025 due to higher yields on earning assets, including the impact of the Evans acquisition and a decrease in the cost of funds.

■
Earning asset yields for the three months ended March 31, 2026 decreased 2 bps from the prior quarter to 5.06%. Loan yields for the three months ended March 31, 2026 decreased 4 bps from the prior quarter to 5.66% due to the fourth quarter Federal Reserve interest rate cuts partially offset by loans originating at higher rates than portfolio yields. Earning asset yields increased 11 bps from the same quarter in the prior year due to new earning asset yields that were priced higher than portfolio yields, including an increase in acquisition-related net accretion. Average earning assets decreased $73.6 million, or 0.5%, from the fourth quarter of 2025 and grew $1.99 billion, or 15.7%, from the first quarter of 2025 due primarily to the addition of the interest-earning assets acquired from Evans and organic earning asset growth.

■
Total cost of deposits, including noninterest bearing deposits, was 1.34% for the first quarter of 2026, a decrease of 10 bps from the prior quarter, primarily due to the decrease in the cost of time and money market deposits. Total cost of deposits decreased 15 bps from the same period in the prior year.

■	Total cost of funds for the three months ended March 31, 2026 was 1.42%, a decrease of 9 bps from the prior quarter and a decrease of 18 bps from the first quarter of 2025.

Asset Quality and Allowance for Loan Losses

■	Net charge-offs to total average loans for the first quarter of 2026 was 17 bps, compared to 16 bps in the prior quarter primarily due to an increase in commercial net charge-offs.
■
Nonperforming assets to total assets was 0.38% at March 31, 2026, up from 0.33% at December 31, 2025 and up from 0.35% at March 31, 2025. The increase in nonperforming assets was primarily due to additional commercial lending relationships placed in nonaccrual status during the quarter.

■
Provision expense for the three months ended March 31, 2026 was $5.6 million, compared to $3.8 million for the fourth quarter of 2025. The increase in the provision for loan losses during the quarter was primarily due to higher net charge-offs and a higher level of allowance for loan losses.

■
The allowance for loan losses was $138.6 million, or 1.20% of total loans, at March 31, 2026, compared to $138.0 million, or 1.19% of total loans, at December 31, 2025. The increase in the allowance for loan losses in the first quarter of 2026 was primarily driven by an increase in specific reserves for a commercial relationship placed in nonaccrual status during the quarter, partially offset by the run-off of residential solar and other consumer portfolios and model adjustments related to improved loss experience.

■	The reserve for unfunded loan commitments was $5.5 million at March 31, 2026, compared to $5.8 million at December 31, 2025 and compared to $4.5 million at March 31, 2025.

Noninterest Income

■
Total noninterest income, excluding securities gains (losses), was $49.7 million for the three months ended March 31, 2026, consistent with the fourth quarter of 2025, and up $2.1 million, or 4.5%, from the first quarter of 2025.

■	Service charges on deposit accounts were comparable to the prior quarter and higher than the first quarter of 2025 due primarily to the Evans acquisition and new account growth.
■
Retirement plan administration fees increased $2.5 million, or 17.5%, from the prior quarter and increased $0.7 million, or 4.5%, from the first quarter of 2025. The increase from the prior quarter and the first quarter of 2025 was driven by higher activity-based fees, increased market values of assets under administration and the additional revenue from new customer relationships.

■
Wealth management fees decreased $0.9 million, or 7.4%, from the prior quarter and were consistent with the first quarter of 2025. The decrease from the prior quarter was driven primarily by higher seasonal and activity-based fees recognized in the fourth quarter of 2025.

■	Insurance revenues increased $0.6 million from the prior quarter, due to organic growth and first quarter seasonality.
■	Bank owned life insurance income decreased compared to the fourth quarter of 2025 and the first quarter of 2025 primarily due to lower gains recognized.
■
Other noninterest income decreased $1.0 million from the prior quarter and increased $0.5 million from the first quarter of 2025. The decrease from the prior quarter was driven by a $1.0 million gain on an equity investment recognized in the fourth quarter of 2025.

Noninterest Expense

■
Total noninterest expense was $112.2 million for the first quarter of 2026, compared to $111.7 million for the fourth quarter of 2025 and $99.9 million for the first quarter of 2025. Excluding acquisition expenses of $1.2 million in the first quarter of 2025, noninterest expense was 13.7% higher than the first quarter of 2025 primarily due to the Evans acquisition and continued investments in our people, markets and infrastructure.

■
Salaries and benefits increased 4.2% from the prior quarter driven by seasonally higher payroll taxes and stock-based compensation expenses of approximately $3 million, partially offset by lower medical expenses. The increase from the first quarter of 2025 was driven by the impact of the Evans acquisition as NBT added 200 Evans employees in May 2025, annual merit pay increases, higher medical expenses and higher stock-based compensation expenses.

■
Technology and data services were consistent with the prior quarter and increased $1.3 million from the first quarter of 2025 primarily due to the Evans acquisition, timing of planned activities and ongoing investment in enterprise technology initiatives.

■
Occupancy costs increased $1.7 million from the prior quarter and increased $2.0 million from the first quarter of 2025. The $1.7 million increase from the prior quarter was due to seasonal maintenance and utilities costs due to harsh winter conditions across the footprint. The $2.0 million increase from the first quarter of 2025 was driven by additional expenses from the Evans acquisition, higher seasonal maintenance and utilities and higher facilities costs related to new branch banking locations.

■
Professional fees and outside services were consistent with the prior quarter and increased $0.6 million from the first quarter of 2025 primarily due to the Evans acquisition and the timing of various initiatives.

■
Amortization of intangible assets was consistent with the prior quarter and increased $1.2 million from the first quarter of 2025 primarily due to the amortization of intangible assets related to the Evans acquisition.

■
Other expenses decreased $3.2 million from the prior quarter and increased $0.8 million from the first quarter of 2025. The decrease from the prior quarter was driven by seasonally lower levels of travel, training and charitable contributions and loan-servicing related expenses. The increase from the first quarter of 2025 reflects the Evans acquisition including increased FDIC insurance expense.

Income Taxes

■
The effective tax rate for the first quarter of 2026 was 23.3%, which was up from 20.3% in the prior quarter and 22.2% for the first quarter of 2025. The increase in the effective tax rate from the prior quarter was primarily due to the finalization of the assessment of the deductibility of merger-related expenses and the associated impact on the full year effective tax rate in the fourth quarter of 2025. The increase in the effective tax rate from the first quarter of 2025 was primarily due to the increase in fully taxable pre-tax income.

Capital

■
Tangible common equity to tangible assets(1) was 8.96% at March 31, 2026. Tangible book value per share(2) was $27.05 at March 31, 2026, which increased 51 bps from $26.54 at December 31, 2025 and increased 231 bps from $24.74 at March 31, 2025.

■
Stockholders’ equity increased $18.2 million from December 31, 2025 driven by net income generation of $51.1 million partially offset by dividends declared of $19.2 million, the repurchase of common stock of $11.0 million and a $4.7 million increase in accumulated other comprehensive loss reflecting the change in the fair value of securities available for sale.

■	As of March 31, 2026, CET1 capital ratio of 12.34%, leverage ratio of 9.70% and total risk-based capital ratio of 14.52%.

Stock Repurchase

■
Consistent with the prior quarter, the Company purchased 250,000 shares of its common stock during the first quarter of 2026 for a total of $11.0 million at an average price of $44.06 per share under its previously announced stock repurchase program. The Company may repurchase shares of its common stock from time to time to mitigate the potential dilutive effects of stock-based incentive plans and other potential uses of common stock for corporate purposes. As of March 31, 2026, there were 1,500,000 shares available for repurchase under this plan.

Conference Call and Webcast

The Company will host a conference call at 10:00 a.m. (Eastern) Friday, April 24, 2026, to review the first quarter 2026 financial results. The audio webcast link, along with the corresponding presentation slides, will be available on the Company’s Event Calendar page at www.nbtbancorp.com/bn/presentations-events.html#events and will be archived for twelve months.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $16.20 billion at March 31, 2026. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 176 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a national benefits administration firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service regional insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtbank.com/Insurance.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of phrases such as “anticipate,” “believe,” “expect,” “forecasts,” “projects,” “will,” “can,” “would,” “should,” “could,” “may,” or other similar terms. There are a number of factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, regional, national and international economic conditions, including actual or potential stress in the banking industry, and the impact they may have on the Company and its customers, and the Company’s assessment of that impact; (2) changes in the level of nonperforming assets and charge-offs; (3) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (4) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board (“FRB”) and international trade disputes (including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation); (5) inflation, interest rate, securities market and monetary fluctuations; (6) political instability; (7) acts of war, including international military conflicts, or terrorism; (8) the timely development and acceptance of new products and services and the perceived overall value of these products and services by users; (9) changes in consumer spending, borrowing and saving habits; (10) changes in the financial performance and/or condition of the Company’s borrowers; (11) technological changes; (12) acquisition and integration of acquired businesses; (13) the ability to increase market share and control expenses; (14) changes in the competitive environment among financial holding companies; (15) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Company and its subsidiaries must comply, including those under the Dodd-Frank Act, and the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018; (16) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (17) changes in the Company’s organization, compensation and benefit plans; (18) the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (19) greater than expected costs or difficulties related to the integration of new products and lines of business; and (20) the Company’s success at managing the risks involved in the foregoing items.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made, and advises readers that various factors, including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the SEC, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as a reconciliation to the comparable GAAP measure, is provided in the accompanying tables. Management believes that these non-GAAP measures provide useful information that is important to an understanding of the results of the Company’s core business as well as provide information standard in the financial institution industry. Non-GAAP measures should not be considered a substitute for financial measures determined in accordance with GAAP and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Amounts previously reported in the consolidated financial statements are reclassified whenever necessary to conform to current period presentation.

NBT Bancorp Inc. and Subsidiaries
Selected Financial Data
(unaudited, dollars in thousands except per share data)
	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Profitability (reported)
Diluted earnings per share	$0.98	$1.06	$1.03	$0.44	$0.77
Weighted average diluted common shares outstanding	52,352,800	52,524,388	52,642,688	50,787,474	47,477,391
Return on average assets(3)	1.30%	1.37%	1.35%	0.59%	1.08%
Return on average equity(3)	10.89%	11.81%	11.86%	5.27%	9.68%
Return on average tangible common equity(1)(3)	15.59%	17.05%	17.35%	8.01%	13.63%
Net interest margin(1)(3)	3.72%	3.65%	3.66%	3.59%	3.44%

	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Profitability (operating)
Diluted earnings per share(1)	$0.97	$1.05	$1.05	$0.88	$0.80
Return on average assets(1)(3)	1.29%	1.37%	1.37%	1.19%	1.11%
Return on average equity(1)(3)	10.82%	11.79%	12.05%	10.52%	9.95%
Return on average tangible common equity(1)(3)	15.50%	17.02%	17.61%	15.25%	13.99%

	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Balance sheet data
Short-term interest-bearing accounts	$564,514	$301,958	$394,485	$276,786	$37,385
Securities available for sale	1,918,526	1,862,838	1,813,194	1,729,428	1,704,677
Securities held to maturity	748,607	762,756	771,474	809,664	836,833
Net loans	11,408,655	11,460,114	11,456,134	11,484,480	9,863,267
Total assets	16,204,406	15,995,121	16,112,584	16,014,781	13,864,251
Total deposits	13,742,966	13,499,193	13,660,918	13,515,232	11,708,511
Total borrowings	297,407	327,422	319,358	411,376	312,977
Total liabilities	14,290,009	14,098,905	14,259,438	14,209,615	12,298,476
Stockholders' equity	1,914,397	1,896,216	1,853,146	1,805,166	1,565,775

Capital
Equity to assets	11.81%	11.85%	11.50%	11.27%	11.29%
Tangible equity ratio(1)	8.96%	8.95%	8.58%	8.30%	8.68%
Book value per share	$36.81	$36.32	$35.33	$34.46	$33.13
Tangible book value per share(2)	$27.05	$26.54	$25.51	$24.57	$24.74
Leverage ratio	9.70%	9.48%	9.34%	9.55%	10.39%
Common equity tier 1 capital ratio	12.34%	12.07%	11.80%	11.37%	12.12%
Tier 1 capital ratio	12.34%	12.07%	11.80%	11.37%	13.02%
Total risk-based capital ratio	14.52%	14.24%	13.97%	14.48%	15.24%
Common stock price (end of period)	$42.58	$41.52	$41.76	$41.55	$42.90

NBT Bancorp Inc. and Subsidiaries
Asset Quality and Consolidated Loan Balances
(unaudited, dollars in thousands)
	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Asset quality
Nonaccrual loans	$57,903	$44,592	$46,450	$43,181	$44,829
90 days past due and still accruing	3,352	7,131	6,966	3,211	2,862
Total nonperforming loans	61,255	51,723	53,416	46,392	47,691
Other real estate owned	22	402	267	345	308
Total nonperforming assets	61,277	52,125	53,683	46,737	47,999
Allowance for loan losses	138,600	138,000	139,000	140,200	117,000

Asset quality ratios
Allowance for loan losses to total loans	1.20%	1.19%	1.20%	1.21%	1.17%
Total nonperforming loans to total loans	0.53%	0.45%	0.46%	0.40%	0.48%
Total nonperforming assets to total assets	0.38%	0.33%	0.33%	0.29%	0.35%
Allowance for loan losses to total nonperforming loans	226.27%	266.81%	260.22%	302.21%	245.33%
Past due loans to total loans(4)	0.40%	0.38%	0.38%	0.38%	0.32%
Net charge-offs to average loans(3)	0.17%	0.16%	0.15%	0.09%	0.27%

	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Loan net charge-offs by line of business
Commercial	$2,285	$1,232	$1,047	$97	$2,109
Residential mortgage and home equity	(106)	(15)	18	(27)	(25)
Indirect auto	843	877	679	749	1,155
Residential solar and other consumer	1,955	2,671	2,556	1,542	3,315
Total loan net charge-offs	$4,977	$4,765	$4,300	$2,361	$6,554

	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Allowance for loan losses as a percentage of loans by segment
Commercial & industrial	0.89%	0.76%	0.81%	0.79%	0.76%
Commercial real estate	1.05%	1.06%	1.13%	1.14%	1.02%
Residential mortgage	0.99%	1.06%	1.05%	1.05%	1.00%
Auto	0.70%	0.68%	0.70%	0.70%	0.72%
Residential solar and other consumer	4.39%	4.09%	3.62%	3.64%	3.61%
Total	1.20%	1.19%	1.20%	1.21%	1.17%

	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Loans by line of business
Commercial & industrial	$1,669,624	$1,671,974	$1,644,218	$1,692,335	$1,436,990
Commercial real estate	4,783,384	4,798,957	4,830,761	4,800,494	3,890,115
Residential mortgage	2,539,249	2,537,593	2,528,565	2,530,344	2,127,588
Home equity	447,462	448,113	435,584	423,355	331,400
Indirect auto	1,333,017	1,340,524	1,327,689	1,319,401	1,309,084
Residential solar and other consumer	774,519	800,953	828,317	858,751	885,090
Total loans	$11,547,255	$11,598,114	$11,595,134	$11,624,680	$9,980,267

NBT Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, in thousands)
	March 31, 2026	December 31, 2025
Assets
Cash and due from banks	$151,558	$185,158
Short-term interest-bearing accounts	564,514	301,958
Equity securities, at fair value	47,186	48,760
Securities available for sale, at fair value	1,918,526	1,862,838
Securities held to maturity (fair value $687,330 and $702,577, respectively)	748,607	762,756
Federal Reserve and Federal Home Loan Bank stock	44,658	44,575
Loans held for sale	185	1,108
Loans	11,547,255	11,598,114
Less allowance for loan losses	138,600	138,000
Net loans	$11,408,655	$11,460,114
Premises and equipment, net	100,253	99,277
Goodwill	453,278	453,278
Intangible assets, net	54,308	57,656
Bank owned life insurance	319,397	317,733
Other assets	393,281	399,910
Total assets	$16,204,406	$15,995,121

Liabilities and stockholders' equity
Demand (noninterest bearing)	$3,847,041	$3,800,209
Savings, interest-bearing checking and money market	8,508,200	8,206,539
Time	1,387,725	1,492,445
Total deposits	$13,742,966	$13,499,193
Short-term borrowings	117,806	148,069
Long-term debt	43,110	43,176
Subordinated debt, net	24,800	24,509
Junior subordinated debt	111,691	111,668
Other liabilities	249,636	272,290
Total liabilities	$14,290,009	$14,098,905

Total stockholders' equity	$1,914,397	$1,896,216

Total liabilities and stockholders' equity	$16,204,406	$15,995,121

NBT Bancorp Inc. and Subsidiaries
Quarterly Consolidated Statements of Income
(unaudited, in thousands except per share data)
	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Interest, fee and dividend income
Interest and fees on loans	$161,102	$166,046	$169,301	$158,912	$138,052
Securities available for sale	13,482	13,081	12,063	11,609	10,262
Securities held to maturity	4,350	4,398	4,595	4,870	4,914
Other	3,712	5,019	4,508	2,186	1,176
Total interest, fee and dividend income	$182,646	$188,544	$190,467	$177,577	$154,404
Interest expense
Deposits	$44,835	$49,426	$52,101	$48,219	$42,588
Short-term borrowings	822	915	816	1,046	866
Long-term debt	441	451	450	296	266
Subordinated debt	510	505	547	2,001	1,822
Junior subordinated debt	1,690	1,807	1,890	1,795	1,639
Total interest expense	$48,298	$53,104	$55,804	$53,357	$47,181
Net interest income	$134,348	$135,440	$134,663	$124,220	$107,223
Provision for loan losses	$5,577	$3,765	$3,100	$4,813	$7,554
Provision for loan losses - acquisition day 1 non-PCD	-	-	-	13,022	-
Total provision for loan losses	$5,577	$3,765	$3,100	$17,835	$7,554
Net interest income after provision for loan losses	$128,771	$131,675	$131,563	$106,385	$99,669
Noninterest income
Service charges on deposit accounts	$5,268	$5,146	$5,100	$4,578	$4,243
Card services income	6,028	6,205	6,389	6,077	5,317
Retirement plan administration fees	16,566	14,104	15,913	15,710	15,858
Wealth management	11,134	12,028	11,103	10,678	10,946
Insurance services	4,482	3,917	5,260	4,097	4,761
Bank owned life insurance income	2,659	3,576	3,240	2,180	3,397
Net securities gains (losses)	442	142	(2)	112	(104)
Other	3,557	4,586	4,402	3,500	3,034
Total noninterest income	$50,136	$49,704	$51,405	$46,932	$47,452
Noninterest expense
Salaries and employee benefits	$68,759	$65,993	$66,636	$64,155	$60,694
Technology and data services	11,510	11,803	11,180	10,804	10,238
Occupancy	11,010	9,267	9,053	9,038	9,027
Professional fees and outside services	5,554	5,826	5,941	5,021	4,952
Amortization of intangible assets	3,348	3,362	3,429	3,042	2,111
Reserve for unfunded loan commitments	(300)	(100)	(317)	1,702	90
Acquisition expenses	-	-	1,125	17,180	1,221
Other	12,351	15,537	14,096	11,668	11,567
Total noninterest expense	$112,232	$111,688	$111,143	$122,610	$99,900
Income before income tax expense	$66,675	$69,691	$71,825	$30,707	$47,221
Income tax expense	15,533	14,182	17,354	8,197	10,476
Net income	$51,142	$55,509	$54,471	$22,510	$36,745
Earnings Per Share
Basic	$0.98	$1.06	$1.04	$0.45	$0.78
Diluted	$0.98	$1.06	$1.03	$0.44	$0.77

NBT Bancorp Inc. and Subsidiaries
Average Quarterly Balance Sheets
(unaudited, dollars in thousands)
	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates
	Q1 - 2026		Q4 - 2025		Q3 - 2025		Q2 - 2025		Q1 - 2025
Assets
Short-term interest-bearing accounts	$356,403	3.56%	$450,719	3.93%	$338,919	4.60%	$146,640	4.61%	$63,198	4.51%
Securities taxable(1)	2,547,841	2.62%	2,513,465	2.55%	2,464,271	2.46%	2,486,349	2.40%	2,402,772	2.30%
Securities tax-exempt(1)(5)	192,429	3.63%	194,638	3.48%	196,728	3.48%	221,328	3.65%	220,210	3.60%
FRB and FHLB stock	44,589	5.32%	44,632	4.95%	42,790	5.37%	39,176	5.12%	33,469	5.73%
Loans(1)(6)	11,553,561	5.66%	11,564,950	5.70%	11,600,816	5.80%	11,064,920	5.77%	9,981,487	5.62%
Total interest-earning assets	$14,694,823	5.06%	$14,768,404	5.08%	$14,643,524	5.18%	$13,958,413	5.12%	$12,701,136	4.95%
Other assets	1,315,235		1,317,791		1,344,775		1,242,690		1,088,069
Total assets	$16,010,058		$16,086,195		$15,988,299		$15,201,103		$13,789,205
Liabilities and stockholders' equity
Money market deposits	$4,188,180	2.64%	$4,222,137	2.78%	$4,077,741	3.01%	$3,808,024	3.00%	$3,496,552	3.04%
Interest-bearing checking deposits	2,117,278	1.04%	2,094,105	1.14%	2,059,009	1.10%	1,902,392	0.98%	1,682,265	0.84%
Savings deposits	1,953,096	0.42%	1,919,032	0.42%	1,947,627	0.43%	1,852,027	0.35%	1,571,673	0.05%
Time deposits	1,455,142	2.83%	1,533,062	3.05%	1,633,647	3.26%	1,600,908	3.37%	1,450,846	3.55%
Total interest-bearing deposits	$9,713,696	1.87%	$9,768,336	2.01%	$9,718,024	2.13%	$9,163,351	2.11%	$8,201,336	2.11%
Federal funds purchased	-	-	-	-	-	-	14,231	4.51%	2,278	4.45%
Repurchase agreements	126,024	2.65%	137,832	2.63%	123,573	2.62%	89,957	2.52%	107,496	2.87%
Short-term borrowings	-	-	-	-	11	4.61%	27,845	4.62%	7,033	4.61%
Long-term debt	43,139	4.15%	44,216	4.05%	44,802	3.98%	30,705	3.87%	27,674	3.90%
Subordinated debt, net	24,655	8.39%	24,338	8.23%	27,085	8.01%	134,684	5.96%	121,331	6.09%
Junior subordinated debt	111,679	6.14%	111,654	6.42%	111,629	6.72%	107,948	6.67%	101,196	6.57%
Total interest-bearing liabilities	$10,019,193	1.95%	$10,086,376	2.09%	$10,025,124	2.21%	$9,568,721	2.24%	$8,568,344	2.23%
Demand deposits	3,811,907		3,848,626		3,849,288		3,634,517		3,385,080
Other liabilities	273,936		287,158		292,294		285,357		296,983
Stockholders' equity	1,905,022		1,864,035		1,821,593		1,712,508		1,538,798
Total liabilities and stockholders' equity	$16,010,058		$16,086,195		$15,988,299		$15,201,103		$13,789,205
Interest rate spread		3.11%		2.99%		2.97%		2.88%		2.72%
Net interest margin (FTE)(1)(3)		3.72%		3.65%		3.66%		3.59%		3.44%

Total cost of deposits	$13,525,603	1.34%	$13,616,962	1.44%	$13,567,312	1.52%	$12,797,868	1.51%	$11,586,416	1.49%
Total cost of funds	13,831,100	1.42%	13,935,002	1.51%	13,874,412	1.60%	13,203,238	1.62%	11,953,424	1.60%

(1)	The following tables provide the Non-GAAP reconciliations for the Non-GAAP measures contained in this release:

Non-GAAP measures
(unaudited, dollars in thousands except per share data)
	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Operating net income
Net income	$51,142	$55,509	$54,471	$22,510	$36,745
Acquisition expenses	-	-	1,125	17,180	1,221
Acquisition-related provision for credit losses	-	-	-	13,022	-
Acquisition-related reserve for unfunded loan commitments	-	-	-	532	-
Securities (gains) losses	(442)	(142)	2	(112)	104
Adjustments to net income	$(442)	$(142)	$1,127	$30,622	$1,325
Adjustments to net income (net of tax)	$(338)	$(113)	$851	$22,413	$1,020
Operating net income	$50,804	$55,396	$55,322	$44,923	$37,765
Operating diluted earnings per share	$0.97	$1.05	$1.05	$0.88	$0.80

	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
FTE adjustment
Net interest income	$134,348	$135,440	$134,663	$124,220	$107,223
Add: FTE adjustment	578	581	594	655	636
Net interest income (FTE)	$134,926	$136,021	$135,257	$124,875	$107,859
Average earning assets	$14,694,823	$14,768,404	$14,643,524	$13,958,413	$12,701,136
Net interest margin (FTE)(3)	3.72%	3.65%	3.66%	3.59%	3.44%

Interest income for tax-exempt securities and loans have been adjusted to an FTE basis using the statutory Federal income tax rate of 21%.

	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Tangible equity to tangible assets
Total equity	$1,914,397	$1,896,216	$1,853,146	$1,805,166	$1,565,775
Intangible assets	507,586	510,934	515,090	518,519	396,912
Total assets	$16,204,406	$15,995,121	$16,112,584	$16,014,781	$13,864,251
Tangible equity to tangible assets	8.96%	8.95%	8.58%	8.30%	8.68%

	2026	2025
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Return on average tangible common equity
Net income	$51,142	$55,509	$54,471	$22,510	$36,745
Amortization of intangible assets (net of tax)	2,511	2,522	2,572	2,282	1,583
Net income, excluding intangibles amortization	$53,653	$58,031	$57,043	$24,792	$38,328

Average stockholders' equity	$1,905,022	$1,864,035	$1,821,593	$1,712,508	$1,538,798
Less: average goodwill and other intangibles	509,643	513,728	517,271	471,159	398,233
Average tangible common equity	$1,395,379	$1,350,307	$1,304,322	$1,241,349	$1,140,565
Return on average tangible common equity(3)	15.59%	17.05%	17.35%	8.01%	13.63%

(2)	Non-GAAP measure - Stockholders' equity less goodwill and intangible assets divided by common shares outstanding.
(3)	Annualized.
(4)	Total past due loans, defined as loans 30 days or more past due and in an accrual status.
(5)	Securities are shown at average amortized cost.
(6)	For purposes of these computations, nonaccrual loans and loans held for sale are included in the average loan balances outstanding.